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                                                                   Exhibit 3.106


                            ARTICLES OF INCORPORATION

                                       OF

                        ELLEN LOCKERT & ASSOCIATES, INC.

      KNOW ALL PERSONS BY THESE PRESENTS that the undersigned, being over the age of eighteen years, hereby adopts the following Articles of Incorporation, for the purpose of forming a corporation under the Washington business corporation act (Title 23A, Revised Code of Washington).

                                 ARTICLE 1. NAME

      The name of this corporation is Ellen Lockert Associates, Inc.

                              ARTICLE II. DURATION

      The existence of this corporation shall be perpetual.

                              ARTICLE Ill. PURPOSES

      This corporation is organized for the purposes of transacting any and all lawful business for which corporations may be incorporated under Title 23A of the Revised Code of Washington, as amended.

                            ARTICLE IV. CAPITAL STOCK

      This corporation shall have authority to issue 1,000 shares of a single class of common stock.
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                     ARTICLE V. REGISTERED OFFICE AND AGENT

      1. The address of the initial registered office of the corporation is 1019 Northeast South Beach Drive, Bainbridge Island, WA 98110.

      2. The name of the initial registered agent of the corporation at such address is Ellen A. Lockert. The written consent of said person to serve as registered agent is attached to these Articles.

                          ARTICLE VI. INITIAL DIRECTORS

      The initial directors of this corporation shall be one in number, and her name and address is as follows:

      Name                     Address
      ----                     -------

      Ellen A. Lockert         1019 Northeast South Beach Drive
                               Bainbridge Island, WA 98110

      Said director shall serve until the first annual meeting of shareholders or until the election and qualification of her successors.

                       ARTICLE VII. ELECTION OF DIRECTORS

      At each election of directors, each shareholder entitled to vote at such election, shall have the right to vote, in person or by proxy, the number of shares of stock held by him or her for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.
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                             ARTICLE VIII. AMENDMENT

      This corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in any manner now or hereafter permitted by statute. All rights of stockholders of the corporation and all powers of directors of the corporation are granted subject to this reservation.

                            ARTICLE IX. INCORPORATOR

      The name and address of the incorporator is as follows:

      Name                     Address
      ----                     -------

      Ellen A. Lockert         1019 Northeast South Beach Drive
                               Bainbridge Island, WA 98110

      DATED this 17th day of April 1987.

                               Ellen A. Lockert
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                              ARTICLES OF AMENDMENT

                                       OF

                        ELLEN LOCKERT & ASSOCIATES, INC.

      Pursuant to the provisions of RCW 23A.16 of the Washington Business Corporation Act, the following Articles of Amendment to Articles of Incorporation are herewith submitted for filing:

      1. The name of record of the corporation is Ellen Lockert Associates, Inc.

      2. The amendment to the Articles of Incorporation as adopted is as follows:

                                    ARTICLE I

                                      NAME

      The name of this corporation shall be Lockert-Jackson and Associates, Inc.

      1. The Articles of Amendment were adopted on May 19th,1989, by resolution of the Board of Directors and Shareholders.

      2. The number of shares of the corporation outstanding at the time of such adoption was 950, each of which was entitled to vote. All 950 shares were voted in favor of the amendment and no shares against the amendment.

      3. No exchange, reclassification or cancellation of issued shares is to be effected.
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      IN WITNESS WHEREOF the corporation has caused these Amended Articles of
Incorporation to be executed in duplicate on this 19th day of May, 1989.

                                   ELLEN A. LOCKERT, President
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                              ARTICLES OF AMENDMENT

      Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendment to the corporation's Articles of Incorporation.

      1. The name of the corporation is Lockert-Jackson and Associates, Inc.

      2. The text of the amendment as adopted is as follows:

      The Articles of Incorporation of the corporation are hereby amended by inserting after the end of ARTICLE IX a new ARTICLE X as follows:

              ARTICLE X. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 10.1 Right to Indemnification. Each person who was, or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA, excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 10.2 of this Article with respect to proceedings seeking
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to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Section 10.1 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section I or otherwise.

      Section 10.2 Right of Claimant to Bring Suit. If a claim under Section
10.1 of this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.
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      Section 10.3 Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

      Section 10.4 Insurance, Contracts and Funding. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

      Section 10.5 Indemnification of Employees and Agents of the Corporation. The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

      3. The date of adoption of such amendment was March 1995.

      4. The amendment was adopted by duly approved shareholder action in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

      5. These Articles will be effective upon filing.

      DATED: March 23rd, 1995.
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                                LOCKERT-JACKSON AND ASSOCIATES, INC.

                                     By:
                                     Ellen A. Lockert, President